EXHIBIT 99.1

MARTIN MARIETTA REPORTS FIRST QUARTER 2018 RESULTS

First-Quarter Results and Business Trends Consistent with Management’s Expectations

Pricing Momentum Continues Across All Products and Segments

Mid-America Group Posts 4.9% Price Increase

Magnesia Specialties Business Posts Record Revenues

Company Increases 2018 Guidance to Reflect Contribution from Bluegrass Materials Acquisition

RALEIGH, N.C. (May 8, 2018) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported results for the first quarter ended March 31, 2018.

Highlights Include the Following Results:

	Quarter Ended March 31,
($ in millions, except per share)	2018	2017
Total revenues [1]	$802.0	$843.9
Products and services revenues [2]	$753.3	$792.3
Building Materials business products and services revenues	$688.4	$728.0
Magnesia Specialties business products and services revenues	$64.9	$64.3
Gross profit	$110.4	$147.1
Earnings from operations	$39.1	$77.2
Net earnings attributable to Martin Marietta	$10.0	$42.3
EBITDA [3]	$123.3	$147.7
Earnings per diluted share	$0.16	$0.67
[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products and paving services to customers and exclude related freight revenues.

[3]	See appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “As we start the year, we are encouraged by ongoing customer optimism and our first-quarter results, both of which are consistent with our expectations.  Additionally, while we remain on track to achieve our original 2018 guidance, we are updating and increasing that outlook to reflect the contribution we expect from our acquisition of Bluegrass Materials Company.

“We remain confident that underlying market fundamentals, including positive employment and population trends across our geographic footprint, will stimulate continued growth in private construction activity and provide an impetus for additional infrastructure demand as the current broad-based recovery continues. Underlying demand trends, coupled with continued pricing growth for all products and segments, reinforce our

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full-year 2018 outlook as construction activity accelerates during the balance of the year. Importantly, throughout the quarter, we saw strong shipment volumes on days not impacted by typical winter weather.

“Our confidence is bolstered by the recent completion of our acquisition of Bluegrass and the addition of a talented group of new employees to the Martin Marietta team.  The acquisition, the second largest in our history, strengthens our aggregates-led position in high-growth southeastern and Mid-Atlantic regions, particularly in Georgia and Maryland, and is consistent with our long-term strategic growth plan.  We worked collaboratively with the U.S. Department of Justice (DOJ) as it completed its review of the transaction and, as expected, the two quarries required to be divested do not impact the overall value or strategic rationale for the transaction.  I want to thank our collective employees for their contributions to successfully completing this acquisition.  Working together, we will expeditiously deliver significant value from our enhanced business profile.  As we integrate the Bluegrass operations and realize synergies, we remain committed to world-class safety standards, diligent cost discipline, operational excellence, customer service and prudent capital allocation. ”

Mr. Nye concluded, “We believe the United States is in the midst of a steady, multi-year construction recovery.  Our leading positions in attractive, high-growth markets allow us to benefit from anticipated increased demand for both public and private construction activity in 2018 and beyond.  Long term, we remain focused on elevating Martin Marietta from an aggregates industry leader to a globally recognized world-class organization, allowing us to further enhance shareholder value.”

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Operating Results

(All comparisons are versus the prior-year quarter unless noted otherwise)

	Quarter ended March 31, 2018
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$425.0	$53.0	12.5%
Cement	89.2	23.7	26.6%
Ready mixed concrete	218.5	15.6	7.2%
Asphalt and paving	16.4	(7.6)	(46.7%)
Less: interproduct revenues	(60.7)	---	---
Products and services	688.4	84.7	12.3%
Freight	44.3	(0.1)	NM
Total Building Materials business	732.7	84.6	11.5%
Magnesia Specialties business:
Products and services	64.9	25.1	38.6%
Freight	4.4	(1.2)	NM
Total Magnesia Specialties business	69.3	23.9	34.5%
Corporate	---	1.9	NM
Total	$802.0	$110.4	13.8%

	Quarter ended March 31, 2017
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$451.1	$78.9	17.5%
Cement	93.6	30.8	32.9%
Ready mixed concrete	222.3	19.8	8.9%
Asphalt and paving	21.7	(4.7)	(21.8%)
Less: interproduct revenues	(60.7)	---	---
Products and services	728.0	124.8	17.1%
Freight	47.3	0.4	NM
Total Building Materials business	775.3	125.2	16.1%
Magnesia Specialties business:
Products and services	64.3	23.3	36.3%
Freight	4.3	(1.0)	NM
Total Magnesia Specialties business	68.6	22.3	32.5%
Corporate	---	(0.4)	NM
Total	$843.9	$147.1	17.4%

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Building Materials Business

Aggregates

As contemplated in the Company’s guidance entering the year, first-quarter aggregates shipments returned to levels more in-line with historical trends and patterns.  Winter weather traditionally limits the ability of outdoor contractors to perform work during the winter months.  Accordingly, first-quarter operating results compare unfavorably to the first quarters of 2017 and 2016, when the Company benefitted from back-to-back unseasonably favorable weather conditions.  For the quarter, aggregates product revenues decreased 5.8 percent, reflecting a 7.9 percent decline in shipments.  Aggregates pricing improved 2.3 percent.

The Mid-America Group generated aggregates pricing growth of 4.9 percent, driven by continued price discipline and favorable product mix.  Pricing improved 2.2 percent for the Southeast Group as winter weather and poor railroad performance constrained long-haul shipments to distribution yards in Florida and Georgia.  Product mix, reduced commercial rail-shipped volumes and various competitive dynamics in portions of Texas offset robust pricing growth in Colorado, resulting in a modest price increase for the West Group.   Traditional cold and wet conditions, coupled with railroad inefficiencies, also contributed to the 12.4 percent shipment decline for the Southeast Group and the 4.7 percent decline for the West Group.  Mid-America Group shipments decreased 9.9 percent.

First-quarter aggregates shipments by end use are as follows:

Infrastructure Market

♦

Aggregates shipments to the infrastructure market decreased 11 percent as precipitation and cold temperatures delayed the start to the construction season compared with the past few years. As state Departments of Transportation (DOTs) and contractors continue to address labor constraints and the construction industry benefits from further regulatory reform, management remains confident that infrastructure demand will improve from the funding provided by the Fixing America’s Surface Transportation Act (FAST Act) and numerous state and local transportation initiatives. Overall, aggregates shipments to the infrastructure market comprised 36 percent of first-quarter aggregates volumes, well below the Company’s most recent five-year average of 43 percent.

Nonresidential Market

♦

Aggregates shipments to the nonresidential market decreased 10 percent overall, driven by weather-impacted challenges in office and retail construction activity.  Notably, the Mideast Division, and more specifically, the Ohio District, reported strong heavy industrial growth, as a large pipeline project commenced construction after obtaining long-awaited federal clearance.  Continued project approvals, coupled with higher oil prices, underpin management’s expectation that the next wave of large energy-sector projects, particularly along the Gulf Coast, should notably contribute to increased aggregates consumption.  The nonresidential market represented 31 percent of first-quarter aggregates shipments.

Residential Market

♦

Aggregates shipments to the residential market, which tends to be the least weather-constrained end use, were flat for the first quarter. The outlook for residential construction remains robust across the Company’s geographic footprint, driven by favorable demographics, job growth, land availability and efficient permitting.  Texas, Florida, North Carolina, Georgia, Colorado and South Carolina, key geographies for the Building Materials business, comprised six of the top ten states for growth in single-family housing unit starts for the trailing twelve months ended March 2018.  The residential market accounted for 24 percent of first-quarter aggregates shipments.

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ChemRock/Rail Market

♦

Aggregates shipments to the ChemRock/Rail market declined 11 percent. Reduced ballast shipments reflect weather constraints and the timing of certain purchases by East Coast railroads in the prior-year quarter.  Additionally, in line with expectations, agricultural lime shipments declined 8 percent, driven by more typical winter precipitation. The ChemRock/Rail market accounted for the remaining 9 percent of first-quarter aggregates shipments.

Aggregates product gross margin was 12.5 percent, consistent with expectations, reflecting reduced operating leverage and increased diesel costs.

Cement

Cement product revenues for the first quarter decreased 4.7 percent as pricing growth of 4.2 percent was offset by an 8.8 percent volume decline. First-quarter shipments reflect abnormal precipitation in February, particularly in Dallas/Fort Worth and extended maintenance outages at the Midlothian plant.  These factors adversely impacted shipment and production levels and contributed to the 630-basis-point reduction in product gross margin to 26.6 percent.

Downstream businesses

Ready mixed concrete shipments decreased 2.3 percent, driven primarily by more typical winter weather in Colorado.  Overall, ready mixed concrete prices increased 0.5 percent for the quarter.  Average selling prices in Colorado improved 4.3 percent; however, seasonality, lower energy-sector shipments and geographic mix, limited Texas ready mixed concrete pricing opportunities.  A return to more normal winter weather in Colorado contributed to the 30.7 percent decrease in asphalt shipments, while, rising raw material costs allowed for favorable pricing during the quarter.

Magnesia Specialties Business

Magnesia Specialties first-quarter products and services revenues increased slightly to a record $64.9 million.  Lower contract services and maintenance costs contributed to a 230-basis-point expansion of product gross margin to 38.6 percent for the first quarter.

Consolidated

The estimated effective income tax rate of 19.7 percent for first quarter 2018 reflects the permanent reduction in the federal corporate tax rate provided for by the Tax Cuts and Jobs Act of 2017 (2017 Tax Act).

Liquidity and Capital Resources

Cash provided by operating activities was $105.0 million in 2018 compared with $73.9 million in 2017.

Cash paid for property, plant and equipment additions during the first quarter was $96.3 million.  The Company expects capital expenditures for full-year 2018 to range from $450 million to $500 million as it continues to prudently deploy capital into the business.

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At March 31, 2018, the Company’s ratio of consolidated net debt-to-consolidated EBITDA, as defined in the applicable credit agreement, for the trailing-12 months was 1.62 times.  The ratio excludes the debt obtained to fund, in part, the Bluegrass Materials acquisition.

In April 2018, the Company repaid $300 million of maturing bonds and amended its trade receivable facility to increase the facility limit to $400 million.

Bluegrass Acquisition

As previously announced, the Company completed its acquisition of Bluegrass, the largest privately-held, pure-play aggregates business in the United States, on April 27, 2018.  Furthermore, the Company reached an agreement with the DOJ, which was submitted to the United States District Court for the District of Columbia as a proposed court order.  The agreement, embodied in the proposed order, resolves all competition issues with respect to the acquisition.  Under the terms of the agreement with the DOJ, Martin Marietta divested its Forsyth aggregates quarry north of Atlanta, Georgia, and will divest Bluegrass’ Beaver Creek aggregates quarry in western Maryland.

Martin Marietta expects to realize annual synergies of approximately $15 million within twelve months of the transaction’s close date.  Excluding acquisition-related expenses, the acquisition is also expected to be accretive to earnings per share and cash flow within the first full year of ownership.

Commitment to Enhance Long-Term Shareholder Value

Martin Marietta is dedicated to disciplined capital allocation that preserves its financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities remain unchanged and include the right acquisitions that promote the successful execution of the Company’s strategic growth plan, organic capital investment, and the return of cash to shareholders through a meaningful and sustainable dividend and share repurchases.

The Company has returned $1.2 billion to shareholders, in the form of dividend payments and share repurchases, since announcing a repurchase authorization in February 2015 to acquire up to 20 million shares of its outstanding common stock.  At March 31, 2018, 14.7 million shares remain under the current repurchase authorization and 62.9 million shares of Martin Marietta common stock were outstanding.

Outlook for 2018

Martin Marietta remains optimistic about its near-term and long-term outlooks given its continued ability to successfully execute its strategic business plan and the largely positive trends in the markets it serves.  The Company expects growth in all three primary construction end-use markets as the current broad-based recovery continues on a steady and extended basis. Notably:

♦

Infrastructure construction activity should benefit from the funding provided by the FAST Act as state DOTs and contractors address labor constraints and further regulatory reform emerges. Additionally, state and local initiatives that support infrastructure funding, including gas tax increases and other ballot initiatives, continue to gain overwhelming voter support and will play an expanded role in public-sector activity.  Third-party forecasts support increased infrastructure spending in 2018, particularly for aggregates-intensive highways and streets.

♦	Nonresidential construction is expected to increase in both the heavy industrial and commercial sectors for the next several years as supported by third-party forecasts. Management expects new energy-

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related projects, particularly along the Gulf Coast, will continue to bid in 2018 with broader construction activity beginning in earnest in 2019 and beyond as permitting and final investment decisions are either made and/or approved.

♦

Residential construction is expected to continue to grow, particularly in key Martin Marietta markets, driven by employment gains, historically low levels of construction activity over the previous years, low mortgage rates and higher lot development. Residential construction provides an impetus for future infrastructure and nonresidential activity.

2018 Guidance

Management has updated its full-year 2018 guidance to reflect the completion of the Bluegrass acquisition.  Absent the impact of the acquired Bluegrass operations, the Company’s full-year 2018 guidance remains unchanged from the guidance provided in February 2018.  Additionally, Martin Marietta’s 2018 outlook excludes any benefit from a potential increase in federal infrastructure funding.

Specifically:

♦	Heritage aggregates average selling price is expected to increase in a range of 3 percent to 5 percent and shipments by end-use market compared with 2017 levels are as follows:
•	Infrastructure shipments to increase in the mid-single digits.
•	Nonresidential shipments to increase in the low- to mid-single digits.
•	Residential shipments to increase in the high-single digits.
•	ChemRock/Rail shipments to remain stable.

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2018 GUIDANCE
($ and tons in millions, except per ton)	Low *	High *
Consolidated
Total revenues [1]	$4,300	$4,500
Products and services revenues	$4,050	$4,200
Freight revenues	$250	$300
Gross profit	$1,100	$1,210

Selling, general and administrative expenses (SG&A)	$275	$285
Interest expense	$135	$140
Estimated tax rate (excluding discrete events)	20%	22%
Net earnings attributable to Martin Marietta	$525	$640
Adjusted EBITDA [2]	$1,150	$1,270
Capital expenditures	$450	$500

Building Materials Business
Aggregates
Volume (total tons) [3]	175	180
% growth [3]	11.0%	14.0%
Average selling price per ton (ASP)	$13.75	$14.00
% growth [4]	2.0%	4.0%
Total revenues	$2,630	$2,740
Products and services revenues	$2,415	$2,475
Freight revenues	$215	$265
Gross profit	$715	$785

Cement
Total revenues	$415	$445
Products and services revenues	$400	$430
Freight revenues	$15	$15
Gross profit	$140	$160

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,370	$1,445
Gross profit	$160	$175

Magnesia Specialties Business
Total revenues	$265	$270
Products and services revenues	$245	$250
Freight revenues	$20	$20
Gross profit	$85	$90

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	2018 consolidated total revenues exclude $380 million to $400 million related to estimated interproduct sales.
[2]

The 2018 guidance range for Adjusted EBITDA excludes Bluegrass acquisition-related costs.  See appendix to this earnings release for a reconciliation of Adjusted EBITDA to net earnings attributable to Martin Marietta.

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[3]

Represents 2018 total aggregates volumes, which includes approximately 11.2 million internal tons. Volume growth ranges are in comparison with total volumes of 157.7 million tons reported for the full year 2017, which included 10.9 million internal tons.

[4]

ASP growth range is in comparison with ASP of $13.46 per ton reported for the full year 2017. The 2% to 4% ASP growth shown above reflects the inclusion of legacy Bluegrass Materials pricing which is below our heritage corporate average.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with GAAP.  Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the appendix to this earnings release.

Conference Call Information

The Company will discuss its first-quarter 2018 earnings results on a conference call and an online web simulcast today May 8, 2018.  The live broadcast of the Martin Marietta conference call will begin at 10:00 a.m. Eastern Time today.  An online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events will be available at the Company’s website.  Additionally, the Company has posted supplemental information related to its first-quarter performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 5287057.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete, and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products.  For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release (including the outlook) include, but are not limited to: , the performance of the United States economy, including shipment declines resulting from economic events beyond the Company’s control; widespread decline in aggregates pricing, including a decline in aggregates volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal,  state or local transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado, Georgia and Maryland, including a significant change in the funding patterns for federal, state and/or local infrastructure projects or the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves, volatility in the commencement of infrastructure projects and other funding pressures that impact profitability; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a decline in energy-related construction activity  resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline, particularly in Texas; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean and Gulf Coast hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes and profitability; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, North Carolina and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products;  a trade dispute with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs;  the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company;  the possibility that the expected synergies from acquisitions (including the acquisition of Bluegrass) will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Company, and may be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017, our Current Report on Form 8-K filed on March 16, 2018 and other periodic filings made with the SEC.  All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Products and services revenues	$753.3	$792.3
Freight revenues	48.7	51.6
Total revenues	802.0	843.9

Cost of revenues - products and services	641.6	644.6
Cost of revenues - freight	50.0	52.2
Total cost of revenues	691.6	696.8
Gross Profit	110.4	147.1

Selling general & administrative expenses	70.1	69.5
Acquisition-related expenses	0.7	-
Other operating expense, net	0.5	0.4
Earnings from operations	39.1	77.2

Interest expense	35.1	20.9
Other nonoperating income, net	(8.5)	(0.5)
Earnings before income tax expense	12.5	56.8
Income tax expense	2.5	14.5
Consolidated net earnings	10.0	42.3
Less: Net earnings attributable to noncontrolling interests	-	-
Net Earnings Attributable to Martin Marietta Materials, Inc.	$10.0	$42.3

Net earnings per common share attributable to common shareholders:
Basic	$0.16	$0.67
Diluted	$0.16	$0.67

Dividends per common share	$0.44	$0.42

Average number of common shares outstanding:
Basic	63.0	63.0
Diluted	63.2	63.3

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2018	2017
Total revenues:
Building Materials Business:
Mid-America Group	$178.8	$189.0
Southeast Group	80.2	90.3
West Group	473.7	496.0
Total Building Materials Business	732.7	775.3
Magnesia Specialties	69.3	68.6
Total	$802.0	$843.9

Gross profit (loss):
Building Materials Business:
Mid-America Group	$18.2	$26.3
Southeast Group	6.2	14.4
West Group	60.2	84.5
Total Building Materials Business	84.6	125.2
Magnesia Specialties	23.9	22.3
Corporate	1.9	(0.4)
Total	$110.4	$147.1

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$13.1	$13.5
Southeast Group	4.4	4.4
West Group	26.2	25.1
Total Building Materials Business	43.7	43.0
Magnesia Specialties	2.6	2.4
Corporate	23.8	24.1
Total	$70.1	$69.5

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended
	March 31,
	2018	2017

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$6.2	$13.4
Southeast Group	2.0	10.1
West Group	35.0	61.2
Total Building Materials Business	43.2	84.7
Magnesia Specialties	21.2	19.9
Corporate	(25.3)	(27.4)
Total	$39.1	$77.2

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended
	March 31,
	2018	2017
Total revenues:
Building Materials business products and services:
Aggregates	$425.0	$451.1
Cement	89.2	93.6
Ready Mixed Concrete	218.5	222.3
Asphalt and paving	16.4	21.7
Less: Interproduct sales	(60.7)	(60.7)
Subtotal	688.4	728.0
Freight	44.3	47.3
Total Building Materials Business	732.7	775.3
Magnesia Specialties business:
Products and services	64.9	64.3
Freight	4.4	4.3
Total Magnesia Specialties Business	69.3	68.6
Consolidated total revenues	$802.0	$843.9

Gross profit (loss):
Building Materials business products and services:
Aggregates	$53.0	$78.9
Cement	23.7	30.8
Ready Mixed Concrete	15.6	19.8
Asphalt and paving	(7.6)	(4.7)
Subtotal	84.7	124.8
Freight	(0.1)	0.4
Total Building Materials Business	84.6	125.2
Magnesia Specialties business:
Products and services	25.1	23.3
Freight	(1.2)	(1.0)
Total Magnesia Specialties Business	23.9	22.3
Corporate	1.9	(0.4)
Consolidated gross profit	$110.4	$147.1

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2018	2017	2017
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$1,422.4	$1,446.4	$55.4
Accounts receivable, net	466.5	487.2	479.2
Inventories, net	606.8	600.6	537.0
Other current assets	106.2	97.0	51.6
Property, plant and equipment, net	3,582.5	3,592.8	3,467.6
Intangible assets, net	2,659.1	2,666.6	2,667.1
Other noncurrent assets	104.6	101.9	135.9
Total assets	$8,948.1	$8,992.5	$7,393.8

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$300.0	$299.9	$290.0
Other current liabilities	351.0	394.3	341.6
Long-term debt (excluding current maturities)	2,728.1	2,727.3	1,556.2
Other noncurrent liabilities	889.2	888.5	1,130.0
Total equity	4,679.8	4,682.5	4,076.0
Total liabilities and equity	$8,948.1	$8,992.5	$7,393.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Consolidated net earnings	$10.0	$42.3
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	76.8	70.4
Stock-based compensation expense	9.8	10.3
(Gain) Loss on divestitures and sales of assets	(0.9)	0.1
Deferred income taxes	2.0	2.8
Other items, net	(2.3)	(0.1)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	21.0	(21.3)
Inventories, net	(8.9)	(15.4)
Accounts payable	7.9	8.5
Other assets and liabilities, net	(10.4)	(23.7)
Net cash provided by operating activities	105.0	73.9

Investing activities:
Additions to property, plant and equipment	(96.3)	(102.1)
Proceeds from divestitures and sales of assets	2.6	0.5
Investments in life insurance contracts, net	0.1	0.2
Payment of railcar construction advances	(8.4)	(37.0)
Reimbursement of railcar construction advances	8.4	37.0
Net cash used for investing activities	(93.6)	(101.4)

Financing activities:
Borrowings of long-term debt	-	205.0
Repayments of long-term debt	-	(45.0)
Payments on capital leases	(0.8)	(0.8)
Debt issue costs	(3.2)	-
Contributions by noncontrolling interest to joint venture	0.1	-
Repurchases of common stock	-	(100.0)
Dividends paid	(27.9)	(26.6)
Proceeds from exercise of stock options	2.8	4.0
Shares withheld for employees' income tax obligations	(6.4)	(3.7)
Net cash (used for) provided by financing activities	(35.4)	32.9

Net (decrease) increase in cash and cash equivalents	(24.0)	5.4
Cash and cash equivalents, beginning of period	1,446.4	50.0
Cash and cash equivalents, end of period	$1,422.4	$55.4

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2018
	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group	(9.9%)	4.9%
Southeast Group	(12.4%)	2.2%
West Group	(4.7%)	0.8%
Total Aggregates Product Line (2)	(7.9%)	2.3%

	Three Months Ended
	March 31,
Shipments (tons in thousands)	2018	2017
Mid-America Group	11,473	12,738
Southeast Group	4,405	5,028
West Group	14,142	14,845
Total Aggregates Product Line (2)	30,020	32,611

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended
	March 31,
	2018	2017
Shipments (in thousands)
Aggregates tons - external customers	27,877	30,418
Internal aggregates tons used in other product lines	2,143	2,193
Total aggregates tons	30,020	32,611

Cement tons - external customers	527	606
Internal cement tons used in other product lines	298	299
Total cement tons	825	905

Ready Mixed Concrete - cubic yards	2,009	2,056

Asphalt tons - external customers	116	153
Internal asphalt tons used in road paving business	76	124
Total asphalt tons	192	277

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$14.04	$13.73
Ready Mixed Concrete (per cubic yard)	$106.86	$102.54
Cement (per ton)	$106.34	$105.84
Asphalt (per ton)	$42.81	$37.97

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of March 31, 2018, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at March 31, 2018, for the trailing-12 months EBITDA. For supporting calculations, refer to Company's website at www.martinmarietta.com.

Twelve Month Period
April 1, 2017 to
March 31, 2018
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$681.0
Add back:
Interest expense	105.7
Depreciation, depletion and amortization expense	299.8
Stock-based compensation expense	29.9
Acquisition-related expenses	9.3

Deduct:
Income tax benefit	(106.5)
Interest income	(5.8)

Consolidated EBITDA, as defined by the Company's Credit Agreement	$1,013.4

Consolidated Net Debt, as defined and including debt for which the Company is a co-borrower, at March 31, 2018	$1,643.4

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement,
at March 31, 2018, for the trailing-12 months EBITDA	1.62 times

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (Continued)
(Dollars in millions)

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow.  For further information on EBITDA, refer to the Company's website at www.martinmarietta.com.  EBITDA is as follows:

	Three Months Ended
	March 31,
	2018	2017
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$123.3	$147.7

A Reconciliation of Net Earnings Attributable to Martin Marietta to Consolidated EBITDA is as follows:

	Three Months Ended
	March 31,
	2018	2017
Net Earnings Attributable to Martin Marietta	$10.0	$42.3
Add back:
Interest Expense	35.1	20.9
Income Tax Expense for Controlling Interests	2.5	14.5
Depreciation, Depletion and Amortization Expense	75.7	70.0
Consolidated EBITDA	$123.3	$147.7

A reconciliation of Net Earnings Attributable to Martin Marietta to the midpoint of the range for Adjusted EBITDA included in the full-year 2018 outlook is as follows:

Net Earnings Attributable to Martin Marietta	$567.5
Add back:
Interest Expense	137.5
Taxes on Income	155.0
Depreciation, Depletion and Amortization Expense	335.0
EBITDA	$1,195.0
Add back:
Bluegrass acquisition-related expenses, net	15.0
Adjusted EBTIDA	$1,210.0

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